Financial Performance Update JOHN THOMAS Executive Vice President and Chief Financial Officer EXHIBIT 99.1

Fiscal Year 2016 Net Income: $1,233M $641M more than budget and $122M above last year Operating Revenues: Effective rate of 6.7¢ v. 6.9¢ last year Favorable fuel cost results in lower customer rates Operating & Maintenance Expenses: $77M favorable to budget Reduced O&M over $800M Interest Expense: $229M favorable to budget Total Financing Obligations (TFO): $776M less than budget Additional AFUDC recognition and lower debt rates BOARD MEETING | 2

| 3 Warm Winter – Long, Hot Summer BOARD MEETING Fiscal years 1962 through 2016 (ranked low to high). FY16 heating degree days adjusted for leap year for comparison purposes

Summary Income Statement $641M favorable due to lower expenses, despite unfavorable winter weather FY 2016 FY 2015 $ million Actual Budget Variance Actual '16 v '15 Fav/(Unfav) Fav/(Unfav) Operating Revenue $ 10,616 $ 10,754 $ (138) $ 11,003 $ (387) Fuel & Purchased Power 3,090 3,406 316 3,394 304 Total O&M Expense 2,842 2,919 77 2,838 (4) Taxes, Depreciation, Other 2,315 2,472 157 2,527 212. Interest 1,136 1,365 229 1,133 (3) Net Income (Loss) $ 1,233 $ 592 $ 641 $ 1,111 $ 122 BOARD MEETING | 4

Summary Cash Flow Statement FY 2016 FY 2015 $ million Actual Budget Variance Actual '16 v '15 Cash Flow from Operating Activities $ 3,042 $ 2,632 $ 410 $ 3,315 $ (273) Cash Flow used in Investing Activities (3,113) (3,176) 63 (3,585) 472 Cash Flow from Financing Activities 71 544 (473) 70 1 Net Change in Cash & Cash Equivalents - - - (200) 200 Ending Cash & Short-Term Investments 300 300 - 300 - Ending Debt and Financing Obligations $ 26,202 $ 26,978 $ 776 $ 26,120 $ (82) Statutory Debt 24,175 24,951 776 23,878 (297) BOARD MEETING | 5 TFOs were $776M favorable to budget, reflecting $392M of favorability FY16

FY 2016 Summary (Results v. Plan) Lower Rates for our Customers Lower Expenses Lower Debt Balance Higher Net Income BOARD MEETING | 6

Financial Track Record BOARD MEETING | 7